Exhibit 99.1

CONTACT:	Tim Mammen	David Calusdian
	Chief Financial Officer	Executive Vice President
	IPG Photonics Corporation	Sharon Merrill
	(508) 373-1100	(617) 542-5300

IPG PHOTONICS REPORTS 23% REVENUE GROWTH FOR FIRST QUARTER 2012

High-Power Laser Sales Drive Growth

30% Increase in First Quarter Net Income

OXFORD, Mass. – May 1, 2012 – IPG Photonics Corporation (NASDAQ: IPGP) today reported financial results for the first quarter ended March 31, 2012.

	Three Months Ended March 31,
(In millions, except per share data)	2012	2011	% Change
Revenue	$123.2	$100.0	23%
Gross margin	55.8%	53.7%
Operating income	$45.2	$34.1	32%
Operating margin	36.7%	34.1%
Net income attributable to IPG Photonics Corporation	$29.9	$23.1	30%
Earnings per diluted share	$0.61	$0.47	30%

Management Comments

“We began 2012 with a strong quarter,” said Dr. Valentin Gapontsev, IPG Photonics’ Chief Executive Officer. “Revenues increased 23% from the prior year and net income grew by 30%. We continued to perform well across most geographic regions, while sales of high-power lasers for materials processing applications and other applications drove much of the revenue growth.”

“Materials processing sales accounted for approximately 84% of total revenues, resulting in a 19% increase year over year as we continued to penetrate the cutting, welding and marking and engraving applications with IPG’s high-power fiber lasers,” said Dr. Gapontsev. “Other applications (telecom, advanced and medical) were up 48% year over year, primarily driven by advanced applications, which benefited from the sale of multiple high-power lasers. High-power laser sales increased 42% year over year, with strength coming from North America, Europe and China, primarily for the automotive manufacturing industry.”

“We ended the quarter with a strong balance sheet with $377.1 million in cash and cash equivalents and $18.5 million in short-term investments following our successful follow-on offering in March 2012,” said Dr. Gapontsev. “During the first quarter, IPG generated $27.0 million in cash from operations and invested $13.8 million in capital expenditures. Our capex target range for 2012 is $55 to $60 million as we expand our manufacturing capacity and add to our network of application laboratories and sales facilities.”

IPGP Q1 2012 Results/ 2

Business Outlook and Financial Guidance

“Order flow continues to be robust,” said Dr. Gapontsev. “In North America, manufacturers are increasingly using fiber lasers in a broader range of industrial materials processing applications, which resulted in strong year-on-year sales growth for the region. Europe and China are performing better than expected considering the macro-economic factors in each region. Operationally, we are focused on identifying new opportunities for expansion, including developing specialized laser systems to meet customers’ needs and penetrating more deeply into the micro processing market with our QCW lasers. The range of applications for our fiber lasers continues to expand and we plan to capitalize on that growth with our superior technology, reliable and cost-effective products, and volume manufacturing capabilities.”

IPG Photonics expects revenue in the range of $128 million to $138 million for the second quarter of 2012. The Company anticipates earnings per diluted share in the range of $0.60 to $0.70 based on 52,103,000 diluted common shares, which includes 50,967,000 basic common shares outstanding and 1,136,000 potentially dilutive options at March 31, 2012.

As discussed in more detail below, actual results may differ from this guidance due to various factors including, but not limited to, product demand, competition and general economic conditions. This guidance is subject to the risks outlined in the Company’s reports with the SEC, and assumes that exchange rates remain at present levels.

Conference Call Reminder

The Company will hold a conference call to review its financial results and business highlights today, May 1, 2012 at 10:00 a.m. ET. The conference call will be webcast live and can be accessed on the “Investors” section of the Company’s website at www.ipgphotonics.com. The conference call also can be accessed by dialing (877) 709-8155 or (201) 689-8881. Interested parties that are unable to listen to the live call may access an archived version of the webcast, which will be available for approximately one year on IPG’s website.

About IPG Photonics Corporation

IPG Photonics Corporation is the world leader in high-power fiber lasers and amplifiers. Founded in 1990, IPG pioneered the development and commercialization of optical fiber-based lasers for use in diverse applications, primarily materials processing. Fiber lasers have revolutionized the industry by delivering superior performance, reliability and usability at a lower total cost of ownership compared with conventional lasers, allowing end users to increase productivity and decrease operating costs. IPG has its headquarters in Oxford, Massachusetts, and has additional plants and offices throughout the world. For more information, please visit www.ipgphotonics.com.

Safe Harbor Statement

Information and statements provided by the Company and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to, order flow continuing to be robust, increasing use by manufacturers of fiber lasers in a broader range of industrial materials processing applications, performance in Europe and China better than expected, identifying new opportunities for expansion, expanding the range of applications for our fiber lasers, capitalizing on growth in this range, and revenue and earnings per share expectations for the second quarter of 2012. Factors that could cause actual results to differ materially include risks and

IPGP Q1 2012 Results/ 3

uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that the Company serves, particularly the effect of economic downturns; reduction in customer capital expenditures; potential order cancellations and push-outs and financial and credit market issues; the Company’s ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG’s products; effective management of growth; level of fixed costs from its vertical integration; intellectual property infringement claims and litigation; interruption in supply of key components, including from transportation disruptions from natural and man-made events; manufacturing risks; inventory write-downs; foreign currency fluctuations; competitive factors, including declining average selling prices; building and expanding field service and support operations; uncertainties pertaining to customer orders; demand for products and services; development of markets for the Company’s products and services; and other risks identified in the Company’s SEC filings. Readers are encouraged to refer to the risk factors described in the Company’s Annual Report on Form 10-K (filed with the SEC on February 27, 2012) and its periodic reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

IPGP Q1 2012 Results/ 4

IPG PHOTONICS CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
	2012	2011
	(in thousands, except per share data)
NET SALES	$123,192	$99,958
COST OF SALES	54,508	46,292

GROSS PROFIT	68,684	53,666

OPERATING EXPENSES:
Sales and marketing	5,132	4,948
Research and development	7,140	5,731
General and administrative	9,949	8,169
Loss on foreign exchange	1,286	720

Total operating expenses	23,507	19,568

OPERATING INCOME	45,177	34,098

OTHER EXPENSE, Net:
Interest expense, net	(129)	(206)
Other (expense) income, net	(1,094)	8

Total other expense	(1,223)	(198)

INCOME BEFORE PROVISION FOR INCOME TAXES	43,954	33,900
PROVISION FOR INCOME TAXES	(13,406)	(10,522)

NET INCOME	30,548	23,378
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	633	310

NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION	$29,915	$23,068

NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION PER SHARE:
Basic	$0.63	$0.49
Diluted	$0.61	$0.47
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	48,446	47,099
Diluted	49,582	48,690

IPGP Q1 2012 Results/ 5

IPG PHOTONICS CORPORATION

SUPPLEMENTAL SCHEDULE OF STOCK-BASED COMPENSATION

	Three Months Ended
	March 31,
(In thousands)	2012	2011
Cost of sales	$460	$521
Sales and marketing	252	565
Research and development	303	280
General and administrative	983	1,241

Total stock-based compensation	1,998	2,607
Tax benefit recognized	(607)	(879)

Net stock-based compensation	$1,391	$1,728

IPGP Q1 2012 Results/ 6

IPG PHOTONICS CORPORATION

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2012	2011
	(In thousands, except share and per
	share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$377,071	$180,234
Short-term investments	18,451	25,451
Accounts receivable, net	88,426	75,755
Inventories, net	123,430	116,978
Prepaid income taxes and income taxes receivable	14,434	13,285
Prepaid expenses and other current assets	14,251	11,855
Deferred income taxes, net	11,615	10,899

Total current assets	647,678	434,457
DEFERRED INCOME TAXES, NET	5,321	4,830
INTANGIBLE ASSETS, NET	5,727	6,157
PROPERTY, PLANT AND EQUIPMENT, NET	169,876	155,202
OTHER ASSETS	6,303	7,486

TOTAL	$834,905	$608,132

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Revolving line-of-credit facilities	$9,652	$7,057
Current portion of long-term debt	1,575	1,613
Accounts payable	13,488	11,122
Accrued expenses and other liabilities	44,014	47,285
Deferred income taxes, net	9,690	5,405
Income taxes payable	24,720	21,230
Total current liabilities	103,139	93,712

OTHER LONG-TERM LIABILITIES	9,881	8,961
LONG-TERM DEBT, NET OF CURRENT PORTION	15,132	15,726

Total liabilities	128,152	118,399
REDEEMABLE NONCONTROLLING INTERESTS	48,387	46,123
COMMITMENTS AND CONTINGENCIES
IPG PHOTONICS CORPORATION STOCKHOLDERS’ EQUITY:
Common stock, $0.0001 par value, 175,000,000 shares authorized; 50,967,452 shares issued and outstanding at March 31, 2012; 47,616,115 shares issued and outstanding at December 31, 2011	5	5
Additional paid-in capital	504,243	332,585
Retained earnings	153,241	122,833
Accumulated other comprehensive income (loss)	877	(12,100)

Total IPG Photonics Corporation stockholders’ equity	658,366	443,323
NONCONTROLLING INTERESTS	—	287

Total equity	658,366	443,610

TOTAL	$834,905	$608,132

IPGP Q1 2012 Results/ 7

IPG PHOTONICS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2012	2011
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$30,548	$23,378
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,215	5,658
Provisions for inventory, warranty & bad debt	3,799	3,806
Other	6,611	8,259
Changes in assets and liabilities that provided (used) cash:
Accounts receivable/payable	(11,501)	1,043
Inventories	(4,027)	(13,720)
Other	(4,640)	(18,270)

Net cash provided by operating activities	27,005	10,154

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(13,779)	(9,587)
Proceeds from short-term investments	7,001	—
Acquisition of businesses, net of cash acquired	—	(450)
Other	149	149

Net cash used in investing activities	(6,629)	(9,888)

CASH FLOWS FROM FINANCING ACTIVITIES:
Line-of-credit facilities	2,694	(415)
Principal payments on long-term borrowings	(360)	(333)
Purchase of noncontrolling interests	(700)	—
Tax benefits from exercise of employee stock options	1,048	3,108
Exercise of employee stock options and issuances under employee stock purchase plan	749	4,884
Proceeds from follow-on public offering, net of offering expenses	168,268	—

Net cash provided by financing activities	171,699	7,244

EFFECT OF CHANGES IN EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	4,762	5,248

NET INCREASE IN CASH AND CASH EQUIVALENTS	196,837	12,758
CASH AND CASH EQUIVALENTS — Beginning of period	180,234	147,860

CASH AND CASH EQUIVALENTS — End of period	$377,071	$160,618

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$251	$255

Cash paid for income taxes	$6,755	$8,865